Exhibit 99.1

Newport Merger Sub, Inc. announces successful receipt of requisite consents relating to The New Home

Company Inc.’s 7.250% Senior Notes due 2025

New York, NY, August 4, 2021 – Newport Merger Sub, Inc. (the “Merger Sub”), an affiliate of certain investment funds managed by affiliates of Apollo Global Management, Inc. (together with its consolidated subsidiaries, “Apollo”), has received the requisite consents to amend certain terms of the Indenture, dated as of October 28, 2020, by and among The New Home Company Inc. (“The New Home Company”), the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of February 24, 2021, the Second Supplemental Indenture dated as of March 9, 2021, the Officer’s Certificate dated as of February 24, 2021 and by the Global Security for the 7.250% Senior Notes due 2025, as further amended or supplemented (the “Indenture”) governing The New Home Company’s 7.250% Senior Notes due 2025 (the “Notes”) in connection with the previously announced solicitation of consents (the “Consent Solicitation”) from holders of the Notes.

As of 5:00 p.m., New York City time, on August 3, 2021, the Merger Sub has been advised by Ipreo LLC, as the information and tabulation agent for the Consent Solicitation, that consents were delivered and not revoked in respect of $280,909,000 principal amount, or approximately 98.56%, of the outstanding $285,000,000 aggregate principal amount of Notes, excluding any Notes owned by The New Home Company or any of its affiliates. As a result, the requisite consent of noteholders was obtained and The New Home Company and the Trustee entered into the third supplemental indenture described in the Consent Solicitation Statement.

The Consent Solicitation was conducted in connection with the previously announced merger agreement, pursuant to which, among other things, Newport Holdings, LLC, the parent of Merger Sub, has agreed to acquire The New Home Company (the “Merger”). The Merger would constitute a “Change of Control” under the Notes. The amendments, which will not become operative until Merger Sub pays the consent fee in accordance with the terms of the Consent Solicitation, will eliminate the requirement for The New Home Company to make a “Change of Control Offer” with respect to the Notes in connection with the Merger and would make certain other customary changes for a privately-held company to the “Change of Control” provisions in the Notes.

This announcement does not constitute an offer to sell any securities or the solicitation of an offer to purchase any securities.

J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, BNP Paribas Securities Corp. and Apollo Global Securities, LLC acted as solicitation agents (the “Solicitation Agents”) for the Consent Solicitation. Ipreo LLC acted as the information and tabulation agent for the Consent Solicitation.

Requests for documentation may be directed to Ipreo LLC at (212) 849-3880; toll free (888) 593-9546 (for brokers and banks), or email at ipreo-consentSolicitation@ihsmarkit.com.

Questions or requests for assistance in relation to the Consent Solicitation may be directed to the Solicitation Agents at (866) 834-4666 for J.P. Morgan Securities LLC, (877) 381-2099 for RBC Capital Markets, LLC, (800) 820-1653 for Credit Suisse Securities (USA) LLC, (888) 210-4358 for BNP Paribas Securities Corp. or (212) 515-3200 for Apollo Global Securities, LLC.

About Apollo

Apollo is a high-growth, global alternative asset manager. We seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three business strategies: yield, hybrid and opportunistic. Through our investment activity across our fully integrated platform, we serve the retirement income and financial return needs of our clients, and we offer innovative capital solutions to businesses. Our patient, creative, knowledgeable approach to investing aligns our clients, businesses we invest in, our employees and the communities we impact, to expand opportunity and achieve positive outcomes. As of March 31, 2021, Apollo had approximately $461 billion of assets under management. To learn more, please visit http://www.apollo.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. The forward-looking statements include, without limitation, statements concerning the Consent Solicitation. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside Merger Sub’s or The New Home Company’s control that may cause actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. Merger Sub expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Apollo Contacts:

For investor inquiries regarding Apollo, please contact:

Peter Mintzberg

Head of Investor Relations

Apollo Global Management, Inc.

212-822-0528

APOInvestorRelations@apollo.com

For media inquiries please contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

(212) 822-0491

Communications@apollo.com